Exhibit 10.6

Amended and Restatd Trulieve Cannabis Corp. 2021 OMNIBUS Incentive Plan

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

Trulieve Cannabis Corp. (the “Company”) hereby grants to the Participant named below nonqualified stock option (the “Option”) pursuant to the Trulieve Cannabis Corp. 2021 Omnibus Incentive Plan, as amended thereafter, (the “Plan”) to purchase any part or all of the number of Subordinate Voting Shares (“Shares”) that are covered by this Option at the Exercise Price per share specified below. This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

This Option is subject to all of the terms and conditions as set forth in the Nonqualified Stock Option Award Agreement (the “Agreement”) and the Plan, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Participant Name:	XXX
Grant Date[1]:	XXX
Vesting Schedule:	100% Vested
Number of Shares Subject to Option:	XXX
Exercise Price (Per Share):	XXX
Expiration Date:	XXX

1.
Nonqualified Stock Option. The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.
Number of Shares and Exercise Price. The number of Shares subject to your Option and your Exercise Price per share referenced in this Agreement may be adjusted from time to time to reflect the impact of certain corporate transactions and events as specified in Section 4.3 of the Plan.

3.
Term. You may not exercise your Option before the Grant Date or after the Expiration Date. The term of your Option commences on the Grant Date and expires upon the earliest of the following:

a.
three (3) months after your Termination of Service for any reason other than your Disability or death;

b.
twelve (12) months after your Termination of Service due to your death or Disability; or

c.
the Expiration Date.

[1] To be revised as needed.

Notwithstanding the foregoing, if you die during the period provided in Section 6(a) above, the term of your Option shall not expire until the earlier of twelve (12) months after your death or the day before Expiration Date.

4.
Exercise.

a.
You may exercise the vested portion of your Option during its term, as defined in Section 4, by delivering a notice of exercise (in a form designated by the Company) together with the Exercise Price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require. By exercising your Option, you agree that as a condition to any exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax-withholding obligation of the Company arising by reason of the exercise of your Option. You may exercise your Option only for whole Shares.

b.
Notwithstanding anything to the contrary contained herein, you may not exercise your Option unless Shares issuable upon such exercise are then registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Option also must comply with other applicable laws and regulations governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

5.
Method of Payment. Payment of the Exercise Price is due in full upon exercise of all or any part of your Option. To the extent permitted by the Company, you may elect to make payment of the Exercise Price in any one or more of the following methods:

a.
By bank draft or money order payable to the Company.

b.
By a broker-assisted cashless-exercise program developed under Regulation T as promulgated by the Federal Reserve Board.

c.
By delivery to the Company (either by actual delivery or attestation) of already-owned Shares that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. Notwithstanding the foregoing, you may not exercise your Option by tender to the Company of Shares to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of Shares.

d.
By a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise of your Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price.

6.
Delivery of Shares. Shares will be delivered to you as soon as practical after exercise; provided, however, the Company shall not be obligated to deliver Shares to you if (a) you have not satisfied all applicable tax withholding obligations, (b) Shares are not properly registered or subject to an applicable exemption therefrom, (c) Shares are not listed on the stock exchanges on which Company Shares are otherwise listed, or (d) the Company determines that the exercisability of the Option or the delivery of Shares would violate any federal or state securities or other applicable laws. At the discretion of the Company, Shares may be delivered to you by book-entry credit to an account established in your name by the Company with the Company’s transfer agent, or upon written request from you (or your personal representative, beneficiary or estate, as the case may be) in certificates in your name (or the name of your personal representative, beneficiary or estate).You shall not acquire or have any rights as a shareholder of the Company until Shares issuable upon exercise of the Option are actually issued and delivered to you in accordance with this Agreement.

7.
Restrictions on Resales of Option Shares. The Company may impose such restrictions, conditions, and limitations as it determines appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any Shares issued as a result of the exercise of the Option, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by you and other option holders, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

8.
Tax Withholding Obligations.

a.
At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations (“Withholding Obligations”) of the Company, if any, which arise in connection with the exercise of your Option.

b.
The Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, may withhold from Shares otherwise issuable to you upon the exercise of your Option a number of whole Shares having a Fair Market Value, determined by the Company as of the date of exercise, at least equal to the minimum statutory amount of tax required to be withheld by law but not in excess of the maximum statutory amount of tax that may be withheld by law.

9.
Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your Option or your other compensation.

10.
Transferability. Your Option shall be exercisable during your lifetime only by you. Your Option may not be sold, transferred, pledged, assigned, exchanged, encumbered, or otherwise alienated or hypothecated, except (i) by will or by the laws of descent and distribution, (ii) to the extent permitted by the Plan and allowed under applicable law and approved by the Committee in its sole discretion or (iii) pursuant to a domestic relations order.

11.
Beneficiary Designation. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of your death before you receive any or all of such benefit. Each such designation shall revoke all prior designations by you, shall be in a form prescribed by the Company, and will be effective only when filed by you in writing with the Secretary of the Company during your lifetime. In the absence of any such designation, benefits remaining unpaid at the time of your death shall be paid to your estate.

12.
Securities Laws. This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. You agree to take all steps that the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising your rights under this Agreement. The Committee may impose such restrictions on any Shares acquired by you under the Agreement as it may deem necessary or advisable, under applicable federal securities laws, the requirements of any stock exchange or market upon which such Shares are then listed or traded or any blue sky or state securities laws applicable to such Shares. In addition, the Shares shall be subject to any trading restrictions, stock holding requirements or other policies in effect from time to time as determined by the Committee.

13.
No Right Further Awards. The Company, in its sole discretion, has granted you this Option. This Agreement and the Plan do not confer to you any right or entitlement to receive another grant of Options, or any other similar award at any time in the future or in respect of any future period. Your Option grant does not confer to you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of your compensation.

14.
Recoupment Policy. Your Option is subject to any recoupment policy that the Company has established or may establish and the terms of such policy are incorporated by reference into this Agreement.

15.
Notices. Any notice required or permitted to be given under this Agreement or the Plan shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered United States mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Trulieve Cannabis Corp.
3494 Martin Hurst Road
Tallahassee, FL 32312
Attn: Chief Legal Officer

If to the Participant:

At the last address you provided to the Company.

16.
General Provisions.

a.
Headings. The headings preceding the text of the sections this Agreement are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

b.
Severability. If any provision of this Agreement is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the provisions of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

c.
Governing Documents. This Agreement is subject to all of the terms and conditions as set forth in this Agreement and the Plan, all of which are incorporated herein in their entirety. This Agreement and the Plan constitute the entire understanding between you and the Company regarding your Option and this Agreement. Any prior agreements, commitments or negotiations concerning your Option are superseded. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

d.
Binding on Parties. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

e.
Applicable Law. This Agreement and the Plan shall be governed, construed, interpreted, and administered solely in accordance with the laws of Delaware, without regard to principles of conflicts of law.

f.
Rescission of Agreement and Option Grant. Your Option granted under this Agreement may be rescinded if necessary to ensure compliance with federal, state or other applicable laws.

g.
Administration of Option. All questions arising under this Agreement and the Plan shall be decided by the Committee in its total and absolute discretion. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of this Agreement and the Plan; all such determinations shall be binding upon you and your successors.

No Shareholder Rights. The Option granted to you pursuant this Agreement does not and shall not entitle you to any rights of a holder of a Share of Company common stock prior to the date Shares are issued to you in settlement of the Option, if at all.